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                                                                     EXHIBIT 1.2


                               FIRST AMENDMENT TO
                      PLAN AND AGREEMENT TO EXCHANGE STOCK


         This First Amendment To Plan And Agreement To Exchange Stock (this "Amendment") is made and entered into as of the 10th day of January, 2001, by and among ARMITEC, INC., a Delaware corporation ("Armitec"), JRO GROUP, INC., a Georgia corporation ("JRO), and RICHARD ORENSTEIN and JASON K. ORENSTEIN (collectively, the "JRO Shareholders").

         WHEREAS, Armitec, JRO and the JRO Shareholders have previously entered into that certain Plan and Agreement to Exchange Stock dated as of the 12th day of December, 2000 (the "Agreement"); and

         WHEREAS, Armitec, JRO and the JRO Shareholders desire to amend the Agreement as set forth in this Amendment; and

         WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Section 4.03 of the Agreement is hereby replaced its entirety with the following:

         "SECTION 4.03. REPAYMENT OF LOANS TO JRO. Notwithstanding anything to the contrary in this Agreement and the Schedules hereto, Armitec hereby acknowledges that JRO has executed and delivered to Richard Orenstein a Promissory Note in the principal amount of Four Hundred Fifty Thousand Dollars ($450,000.00), payable in twenty-four (24) equal monthly installments and bearing interest at eight percent (8%) per annum, for the repayment of loans advanced to JRO by Richard Orenstein. The parties hereto further acknowledge and agree that the monthly installments under such Promissory Note shall commence thirty (30) days following the Closing Date."

         2. Section 5.06 of the Agreement is hereby amended by replacing the words "eight months ended August 31, 2000" with "ten months ended October 31, 2000".

         3.       Section 5.11(a) of the Agreement is hereby deleted in its
entirety.
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         4.       Section 5.12 of the Agreement is hereby deleted in its
entirety.

         5. Section 5.16 of the Agreement is hereby amended by replacing the words "November 27, 2000" with "December 29, 2000."

         6. Section 8.06 of the Agreement is hereby deleted in its entirety.

         7. Section 9.06 of the Agreement is hereby deleted in its entirety.

         8. Section 9.10 of the Agreement is hereby amended by replacing the words "Schedule 9.07" with "Schedule 9.10."

         9. Section 9.11 of the Agreement is hereby deleted in its entirety.

         10. Section 9.14 of the Agreement is hereby deleted in its entirety.

         11. Section 12.12 is hereby amended by replacing the words "December 29, 2000" with "January 10, 2001."

         12. Except as set forth in this Amendment, the Agreement shall remain unmodified and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

                                    ARMITEC, INC.

                                    BY:
                                        --------------------------------------
                                        Bruce R. Davis, President



                                   JRO GROUP, INC.

                                    BY:
                                        --------------------------------------
                                        Richard Orenstein, President



                                    JRO GROUP, INC. SHAREHOLDERS


                                    ------------------------------------------
                                    RICHARD ORENSTEIN


                                    ------------------------------------------
                                    JASON K. ORENSTEIN